ONCOCYTE ANNOUNCES EXECUTIVE LEADERSHIP CHANGES

Nov 30, 2022

IRVINE, Calif., Nov. 30, 2022 (GLOBE NEWSWIRE) -- Oncocyte Corporation (Nasdaq: OCX), a precision diagnostics company with the mission to improve patient outcomes by providing personalized insights that inform critical decisions throughout the patient care journey, today announced that Ronnie Andrews will step down from his role as Chief Executive Officer and as a director of the Company's board of directors effective December 1, 2022. In order to ensure a smooth transition effective as of December 2, 2022, Joshua Riggs will serve as interim Chief Executive Officer until such time as a new CEO has been identified and retained and Mr. Andrews will continue to act a consultant until February 28, 2023.

Mr. Riggs, who has been Oncocyte's General Manager, Transplant since July 2022 and was the Company's Senior Director Business Development from August 2020 until September 2022, is a seasoned business development strategist with significant experience working with early and growth-stage molecular diagnostics companies. From January 2016 to July 2020, he was a principal at Bethesda Group, LLC, a boutique consulting group focused on helping small and mid-stage diagnostic companies and investment groups move emerging diagnostic content and platforms to market.

"I am extremely proud of the work we have done during my three plus years at Oncocyte," Mr. Andrews said. "We took a company from a single product research shop to a molecular diagnostics company with a solid portfolio of high-value tests that have already impacted patients' lives. I am grateful for the incredible support and tremendous efforts of our employee base, without which Oncocyte would not be poised to receive reimbursement and launch major products over the next 12 months."

"On behalf of the Board, I want to wish Ronnie all the best in his future endeavors and to thank him for his many contributions to Oncocyte, including his leadership and mentorship of Josh," said Andy Arno, Chairman of the Board. "The Board is excited that Josh, one of Ronnie's protégées, will assume the role as the Company's interim CEO. Josh's background and experience makes him well positioned to lead the Company. The Board intends to begin a search for a permanent Chief Executive Officer shortly, and expects that Josh will be a candidate."

"I, too, would like to thank Ronnie for his vision and ability to execute on our lead products, including DetermaIO and VitaGraft, which has positioned us well as we turn to the future," commented Josh Riggs. "I am honored to work with the Board and to lead the incredibly talented team at Oncocyte as we embark upon the commercialization efforts for our key products, achieve important reimbursement milestones, execute our plan to reduce our cash burn and explore previously announced strategic alternatives to strengthen our balance sheet."

About Oncocyte

Oncocyte is a precision diagnostics company with a mission to improve patient outcomes by providing personalized insights that inform critical decisions throughout the patient care journey.

Through its proprietary tests and pharmaceutical services business, the Company aims to help save lives by accelerating the diagnosis of cancer and advancing cancer care. The Company's tests are designed to help provide clarity and confidence to physicians and their patients at every stage. DetermaRx™ identifies early-stage lung cancer patients who are at high risk for cancer recurrence and who may benefit from adjuvant chemotherapy. DetermaIO™ is a gene expression test that assesses the tumor microenvironment to predict response to immunotherapies. The Company's pipeline of tests in development also includes DetermaTx™, which will assess mutational status of a tumor, DetermaCNI™, a blood-based monitoring test, DetermaMx™, a long-term recurrence monitoring test, and VitaGraft™, a blood-based solid organ transplantation monitoring test. In addition, Oncocyte's pharmaceutical services provide companies that are developing new cancer treatments a full suite of molecular testing services to support the drug development process.

DetermaRx™, DetermaIO™, DetermaTx™, DetermaCNI™, DetermaMx™ and VitaGraft™ are trademarks of Oncocyte Corporation.

Forward-Looking Statements

Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates," "may," and similar expressions) are forward-looking statements. These statements include those pertaining to, among other things, the anticipation that the Company will bring three major products through reimbursement and to market over the next four quarters, the expected growth phase ahead and Oncocyte's pipeline, and other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management. Forward-looking statements involve risks and uncertainties, including, without limitation, the potential impact of COVID-19 on Oncocyte or its subsidiaries' financial and operational results, risks inherent in the development and/or commercialization of diagnostic tests or products, uncertainty in the results of clinical trials or regulatory approvals, the capacity of Oncocyte's third-party supplied blood sample analytic system to provide consistent and precise analytic results on a commercial scale, potential interruptions to supply chains, the need and ability to obtain future capital, maintenance of intellectual property rights in all applicable jurisdictions, obligations to third parties with respect to licensed or acquired technology and products, the need to obtain third party reimbursement for patients' use of any diagnostic tests Oncocyte or its subsidiaries commercialize in applicable jurisdictions, and risks inherent in strategic transactions such as the potential failure to

realize anticipated benefits, legal, regulatory or political changes in the applicable jurisdictions, accounting and quality controls, potential greater than estimated allocations of resources to develop and commercialize technologies, or potential failure to maintain any laboratory accreditation or certification. Actual results may differ materially from the results anticipated in these forward-looking statements and accordingly such statements should be evaluated together with the many uncertainties that affect the business of Oncocyte, particularly those mentioned in the "Risk Factors" and other cautionary statements found in Oncocyte's Securities and Exchange Commission (SEC) filings, which are available from the SEC's website. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. Oncocyte undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor & Media Contact
Caroline Corner
ICR Westwicke
Tel: 415.202.5678
caroline.corner@westwicke.com

ONCOCYTE™

Source: Oncocyte Corporation